Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

LVB ACQUISITION, INC.

AS OF NOVEMBER 30, 2014 AND MAY 31, 2014 AND

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2014 AND 2013

LVB Acquisition, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

(in millions, except shares)

	(Unaudited)
	November 30, 2014	May 31, 2014
Assets
Current assets:
Cash and cash equivalents	$276.5	$247.6
Accounts receivable, less allowance for doubtful accounts receivables of $35.4 ($31.9 at May 31, 2014)	565.3	577.3
Inventories	721.7	693.4
Deferred income taxes	147.0	149.9
Prepaid expenses and other	187.7	202.9

Total current assets	1,898.2	1,871.1
Property, plant and equipment, net	720.0	716.0
Investments	13.5	12.5
Intangible assets, net	3,218.6	3,439.6
Goodwill	3,577.1	3,634.4
Other assets	130.7	93.0

Total assets	$9,558.1	$9,766.6

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$132.8	$133.1
Accounts payable	102.1	135.3
Accrued interest	50.7	53.4
Accrued wages and commissions	123.4	168.7
Other accrued expenses	353.6	354.7

Total current liabilities	762.6	845.2
Long-term liabilities:
Long-term debt, net of current portion	5,581.9	5,587.3
Deferred income taxes	920.3	968.6
Other long-term liabilities	259.4	256.3

Total liabilities	7,524.2	7,657.4
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,552,033 and 552,484,996 shares issued and outstanding	5.5	5.5
Contributed and additional paid-in capital	5,689.4	5,681.5
Accumulated deficit	(3,520.0)	(3,617.1)
Accumulated other comprehensive income (loss)	(141.0)	39.3

Total shareholders’ equity	2,033.9	2,109.2

Total liabilities and shareholders’ equity	$9,558.1	$9,766.6

The accompanying notes are an integral part of the condensed consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in millions)

	(Unaudited) For the Three Months Ended		(Unaudited) For the Six Months Ended
	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Net sales	$843.6	$825.7	$1,618.4	$1,556.4
Cost of sales	183.8	255.1	399.7	463.1

Gross profit	659.8	570.6	1,218.7	1,093.3
Selling, general and administrative expense	367.7	340.4	729.4	653.7
Research and development expense	42.9	41.4	85.7	78.9
Amortization	79.6	75.2	151.5	150.7

Operating income	169.6	113.6	252.1	210.0
Interest expense	78.5	105.7	158.6	193.3
Other (income) expense	(2.1)	3.7	(6.3)	5.9

Other expense, net	76.4	109.4	152.3	199.2

Income before income taxes	93.2	4.2	99.8	10.8
Provision (benefit) from income taxes	3.4	(0.7)	2.7	(25.2)

Net income	89.8	4.9	97.1	36.0

Other comprehensive income (loss), net of tax:
Change in unrealized holding value on available-for-sale securities	—	1.3	0.1	1.3
Interest rate swap unrealized gains (losses)	(0.4)	8.8	3.2	22.3
Foreign currency related gains (losses)	(137.3)	27.2	(185.5)	31.7
Unrecognized actuarial gains (losses)	1.6	(0.2)	1.9	—

Other comprehensive income (loss)	(136.1)	37.1	(180.3)	55.3

Comprehensive income (loss)	$(46.3)	$42.0	$(83.2)	$91.3

The accompanying notes are an integral part of the condensed consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows

(in millions)

	(Unaudited) Six Months Ended
	November 30, 2014	November 30, 2013
Cash flows provided by (used in) operating activities:
Net income	$97.1	$36.0
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	249.1	242.5
Amortization and write off of deferred financing costs	5.6	14.4
Stock-based compensation expense	7.6	8.6
Provision for (recovery) of doubtful accounts receivable	(0.3)	1.1
Litigation recoveries	(48.3)	—
Deferred income taxes	(47.9)	(103.1)
Other	0.8	(7.3)
Changes in operating assets and liabilities, net of acquired assets:
Accounts receivable	(12.3)	(39.3)
Inventories	(43.5)	(28.0)
Prepaid expenses	17.0	10.0
Accounts payable	(30.0)	(21.0)
Income taxes	68.4	10.7
Accrued interest	(2.7)	1.3
Accrued wages and commissions	(39.8)	(31.0)
Accrued expenses and other	(58.1)	76.0

Net cash provided by operating activities	162.7	170.9
Cash flows provided by (used in) investing activities:
Proceeds from sales/maturities of investments	15.2	19.0
Purchases of investments	(16.3)	(19.6)
Net proceeds from sale of assets	—	0.1
Capital expenditures	(132.1)	(98.5)
Acquisitions, net of cash acquired - 2013 Spine Acquisition	—	(148.8)
Other acquisitions, net of cash acquired	(0.6)	(0.8)

Net cash used in investing activities	(133.8)	(248.6)
Cash flows provided by (used in) financing activities:
Debt:
Payments under European facilities	—	(2.3)
Payments under senior secured credit facilities	(8.0)	(14.9)
Proceeds under revolvers	205.0	159.3
Payments under revolvers	(20.0)	(7.0)
Proceeds from senior notes due 2020 and term loans	—	870.5
Retirement of term loans	(180.0)	(1,091.6)
Payment of fees related to refinancing activities	—	(15.5)
Equity:
Option exercises	0.3	0.3

Net cash provided by (used in) financing activities	(2.7)	(101.2)
Effect of exchange rate changes on cash	2.7	(0.5)

Increase (decrease) in cash and cash equivalents	28.9	(179.4)
Cash and cash equivalents, beginning of period	247.6	355.6

Cash and cash equivalents, end of period	$276.5	$176.2

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$155.5	$186.6

Income taxes	$(33.1)	$65.2

The accompanying notes are an integral part of the condensed consolidated financial statements.

LVB ACQUISITION, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1—Basis of Presentation.

The accompanying unaudited condensed consolidated financial statements include the accounts of LVB Acquisition, Inc. (“LVB” and “Parent”) and Biomet, Inc. and its subsidiaries (individually and collectively with its subsidiaries referred to as “Biomet”, and together with LVB, the “Company”, “we”, “us” or “our”). Biomet is a wholly-owned subsidiary of LVB. LVB has no other operations beyond its ownership of Biomet. Intercompany accounts and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for condensed financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. As a result, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial condition, results of operations and cash flows for the periods presented have been included. Operating results for the three and six months ended November 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2015. For further information, including the Company’s significant accounting policies, refer to the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014 (the “2014 Form 10-K”).

The May 31, 2014 condensed consolidated balances have been derived from the audited financial statements included in the 2014 Form 10-K.

Zimmer Merger

On April 24, 2014, LVB, a Delaware corporation, which owns all of the outstanding shares of common stock of Biomet, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Zimmer Holdings, Inc., a Delaware corporation, and Owl Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Zimmer. Zimmer and LVB currently expect to complete the merger in the first quarter of 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the Merger Agreement. However, it is possible that factors outside the control of Zimmer and LVB could require Zimmer and LVB to complete the merger at a later date or not complete it at all.

LVB Acquisition Holding, LLC (“Holdings”) and the Principal Stockholders (as defined below) have entered into a voting agreement with Zimmer (the “Voting Agreement”). Under the Voting Agreement, Holdings agreed to execute and deliver a written consent with respect to the shares of LVB common stock owned by it, adopting the Merger Agreement and approving the merger. On October 3, 2014 Holdings executed and delivered a written consent adopting the Merger Agreement and approving the merger with respect to the 536,034,330 shares, or approximately 97%, of our common stock outstanding on the record date for the consent, September 19, 2014. As such, we have received written consents sufficient to approve our proposed merger with Zimmer.

Under the Merger Agreement, LVB will be acquired for an aggregate purchase price based on a total enterprise value of $13.35 billion, which will consist of $10.35 billion in cash (which is subject to adjustment) and 32,704,677 shares of Zimmer common stock (which number of shares represents the quotient of $3.0 billion divided by $91.73, the volume weighted average price of Zimmer’s common stock on the New York Stock Exchange for the five trading days prior to the date of the Merger Agreement). According to Zimmer’s Form 10-Q filed on November 5, 2014, in connection with the merger, Zimmer expects to pay off all of the outstanding funded debt of LVB, totaling $5,714.7 million as of November 30, 2014 and its subsidiaries, and the aggregate cash merger consideration paid by Zimmer at the closing will be reduced by such amount. Zimmer is expected to fund the cash portion of the merger consideration and the repayment of the outstanding funded debt of LVB and its subsidiaries with a combination of new debt and cash on hand. The closing of the merger is not conditioned on the receipt of any debt financing by Zimmer. Zimmer, however, is not required to consummate the merger until the completion of a 15 consecutive business day marketing period.

Recent Accounting Pronouncements

Revenue—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This update provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. This update is effective for annual and interim periods beginning after December 15, 2016. Early application is not permitted. This update permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact this ASU will have on its financial position, results of operations or cash flows.

Note 2—Recent Acquisitions by Biomet.

2013 Spine Acquisition

On October 5, 2013, the Company and its wholly-owned subsidiaries EBI Holdings, LLC, a Delaware limited liability company (“EBI”), and LNX Acquisition, Inc., a Delaware corporation (“Merger Sub Lanx”), entered into an Agreement and Plan of Merger with Lanx, Inc., a Delaware corporation (“Lanx”). On October 31, 2013, Merger Sub Lanx merged with and into Lanx and the separate corporate existence of Merger Sub Lanx ceased (the “Lanx Merger”). Upon the consummation of the Lanx Merger, Lanx became a wholly-owned subsidiary of EBI and the Company (“2013 Spine Acquisition”). As of November 1, 2013, the activities of Lanx were included in the Company’s consolidated results. The aggregate purchase price for the acquisition was approximately $150.8 million on a debt-free basis. The Company acquired Lanx to strengthen its spine product portfolio, as well as integrate and focus its distribution network to grow the spine business.

The acquisition has been accounted for as a business combination. The purchase price was allocated to the acquired assets and liabilities based on the estimated fair value of the acquired assets at the date of acquisition. As of November 30, 2014, the Company recorded the final allocation of the purchase price to acquired tangible and identifiable intangible assets and liabilities based on their fair value at the initial acquisition date.

The following table summarizes the purchase price allocation:

(in millions)
Cash	$2.0
Accounts receivable	16.5
Inventory	24.8
Prepaid expenses and other	11.0
Instruments	9.9
Other property, plant and equipment	2.1
Deferred tax liability	(36.8)
Other liabilities assumed	(20.7)
Intangible assets	102.3
Goodwill	39.7

Purchase price	$150.8

The results of operations of the business have been included subsequent to the October 31, 2013 closing date in the accompanying consolidated financial statements. The intangible assets are allocated to core technology, corporate trade names, distributors, product trade names and customer relationships. The goodwill arising from the acquisition consists largely of the synergies and economies of scale from combining operations as well as the value of the workforce. All of the intangible assets and goodwill were assigned to the spine and bone healing reporting unit. The goodwill value is not expected to be tax deductible.

The following pro forma financial information summarizes the combined results of the Company and Lanx, which assumes that they were combined as of the beginning of the Company’s fiscal year 2013.

The unaudited pro forma financial information for the combined entity is as follows:

	Three Months Ended	Six Months Ended
(in millions)	November 30, 2013	November 30, 2013
Net sales	$841.5	$1,595.3
Net income	$7.6	$35.2

Pro forma adjustments have been made to the historical financial statements to account for those items directly attributable to the transaction and to include only adjustments which have a continuing impact. Pro forma adjustments include the incremental amortization and depreciation of assets of $0.8 million and $1.9 million for the three and six months ended November 30, 2013, respectively. The pro forma financial information also reflects the elimination of $4.1 million of transaction costs directly attributable to the acquisition. Adjustments reflect the elimination of the historical interest expense of Lanx as the transaction was a debt-free transaction. All pro forma adjustments were calculated with no tax impact due to the historical and acquired net operating losses.

Note 3—Inventories.

Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method. The Company reviews inventory on hand and writes down excess and slow-moving inventory based on an assessment of future demand and historical experience. Inventories consisted of the following:

(in millions)	November 30, 2014	May 31, 2014
Raw materials	$91.3	$83.1
Work-in-process	48.2	54.4
Finished goods	582.2	555.9

Inventories	$721.7	$693.4

Note 4—Property, Plant and Equipment.

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Related maintenance and repairs are expensed as incurred.

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows relating to the asset, or asset group, are less than its carrying value, with the amount of the loss equal to the excess of carrying value of the asset, or asset group, over the estimated fair value.

Useful lives by major product category consisted of the following:

Useful life
Land improvements	20 years
Buildings and leasehold improvements	30 years
Machinery and equipment	5-10 years
Instruments	4 years

Property, plant and equipment consisted of the following:

(in millions)	November 30, 2014	May 31, 2014
Land and land improvements	$40.4	$40.8
Buildings and leasehold improvements	124.5	126.8
Machinery and equipment	431.2	414.5
Instruments	814.2	791.9
Construction in progress	36.1	47.9

Total property, plant and equipment	1,446.4	1,421.9
Accumulated depreciation	(726.4)	(705.9)

Total property, plant and equipment, net	$720.0	$716.0

The Company recorded depreciation expense of $47.9 million and $46.9 million for the three months ended November 30, 2014 and 2013, respectively, and $97.6 million and $91.8 million for the six months ended November 30, 2014 and 2013, respectively.

Note 5—Investments.

At November 30, 2014, the Company’s investment securities were classified as follows:

	Amortized Cost	Unrealized		Fair Value
(in millions)		Gains	Losses
Available-for-sale:
Equity securities	$0.5	$0.1	$—	$0.6
Time deposit	10.2	—	(0.1)	10.1

Total available-for-sale investments	$10.7	$0.1	$(0.1)	$10.7

	Amortized Cost	Realized		Fair Value
		Gains	Losses
Trading:
Equity securities	$2.7	$0.1	$—	$2.8

Total trading investments	$2.7	$0.1	$—	$2.8

At May 31, 2014, the Company’s investment securities were classified as follows:

	Amortized Cost	Unrealized		Fair Value
(in millions)		Gains	Losses
Available-for-sale:
Equity securities	$0.2	$0.6	$(0.3)	$0.5
Time deposit	10.2	—	—	10.2

Total available-for-sale investments	$10.4	$0.6	$(0.3)	$10.7

	Amortized Cost	Realized		Fair Value
		Gains	Losses
Trading:
Equity securities	$1.6	$0.3	$(0.1)	$1.8

Total trading investments	$1.6	$0.3	$(0.1)	$1.8

The Company recorded proceeds on the sales/maturities of investments of $15.2 million and $9.5 million during the three months ended November 31, 2014 and 2013, respectively, and $15.2 million and $19.0 million during the six months ended November 30, 2014 and 2013, respectively. The Company purchased investments of $10.1 million during the three months ended November 30, 2013, with no purchases during the three months ended November 30, 2014, and $16.3 million and $19.6 million during the six months ended November 30, 2014 and 2013, respectively.

Note 6—Goodwill and Other Intangible Assets.

The balance of goodwill as of November 30, 2014 and May 31, 2014 was $3,577.1 million and $3,634.4 million, respectively. The change in goodwill is primarily related to foreign currency fluctuations.

The Company uses an accelerated method for amortizing customer relationship intangibles, as the value for those relationships is greater at the beginning of their life. The accelerated method was calculated using historical customer attrition rates. The remaining finite-lived intangibles are amortized on a straight line basis. The decrease in the net intangible asset balance is primarily due to amortization.

The Company performs its annual assessment for impairment as of March 31 for all reporting units, or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The estimates and assumptions underlying the fair value calculations used in the Company’s annual impairment tests are uncertain by their nature and can vary significantly from actual results. Factors that management must estimate include, but are not limited to, industry and market conditions, sales volume and pricing, raw material costs, capital expenditures, working capital changes, cost of capital, and tax rates. These factors are especially difficult to predict when global financial markets are volatile. The estimates and assumptions used in its impairment tests are consistent with those the Company uses in its internal planning. These estimates and assumptions may change from period to period. If the Company uses different estimates and assumptions in the future, impairment charges may occur and could be material.

Intangible assets consisted of the following at November 30, 2014 and May 31, 2014:

(in millions)	November 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core technology	$1,748.9	$(605.4)	$1,143.5
Completed technology	662.7	(281.3)	381.4
Product trade names	188.8	(80.4)	108.4
Customer relationships	2,304.7	(1,021.1)	1,283.6
Non-compete contracts	4.9	(4.6)	0.3

Sub-total	4,910.0	(1,992.8)	2,917.2
Corporate trade names	301.4	—	301.4

Total	$5,211.4	$(1,992.8)	$3,218.6

(in millions)	May 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core technology	$1,743.3	$(569.8)	$1,173.5
Completed technology	672.0	(262.1)	409.9
Product trade names	208.1	(77.6)	130.5
Customer relationships	2,371.6	(955.9)	1,415.7
Non-compete contracts	4.9	(4.6)	0.3

Sub-total	4,999.9	(1,870.0)	3,129.9
Corporate trade names	309.7	—	309.7

Total	$5,309.6	$(1,870.0)	$3,439.6

The weighted average useful life of the intangibles at November 30, 2014 is as follows:

Weighted Average Useful Life
Core technology	14 years
Completed technology	8 years
Product trade names	12 years
Customer relationships	13 years
Non-compete contracts	1 year
Corporate trade names	Indefinite life

Expected amortization expense for the intangible assets stated above for the years ending May 31, 2015 through 2019 is $278.2 million, $273.3 million, $269.6 million, $252.3 million, and $246.3 million, respectively.

Note 7—Debt.

The terms and carrying value of each debt instrument at November 30, 2014 and May 31, 2014 are set forth below:

(U.S. dollars in millions)	Maturity Date	Interest Rate	Currency	November 30, 2014	May 31, 2014
Debt Instruments
Term loan facility B	March 25, 2015	LIBOR + 3.00%	USD	$102.7	$103.3
Term loan facility B-1	July 25, 2017	LIBOR + 3.50%	USD	$2,772.2	$2,959.6
Cash flow revolving credit facility	April 25, 2017	LIBOR + 3.50%	USD	$—	$—
Cash flow revolving credit facility	April 25, 2017	LIBOR + 3.50%	USD/EUR	$—	$—
Asset-based revolving credit facility	July 25, 2017	LIBOR + 2.00%	USD	$185.0	$—
Senior notes	August 1, 2020	6.500%	USD	$1,825.0	$1,825.0
Senior subordinated notes	October 1, 2020	6.500%	USD	$800.0	$800.0
Premium on notes				$29.8	$32.5

Total debt				$5,714.7	$5,720.4

The Company has the option to choose the frequency with which it resets and pays interest on its term loans. The Company currently pays interest on the majority of its term loans and interest rate swaps each month. The remaining term loan and swap interest is paid quarterly. Interest on the 6.500% senior notes due 2020 is paid semiannually in February and August. Interest on the 6.500% senior subordinated notes due 2020 is paid semiannually in April and October.

The Company currently elects to use 1-month LIBOR for setting the interest rates on 100% of its U.S. dollar-denominated term loans. The 1-month LIBOR rate for the majority of the U.S. dollar-denominated term loan and asset-based revolver as of November 30, 2014 was 0.16%. The Company’s term loan facilities require payments each year in an amount equal to (x) 0.25%of the product of (i) the aggregate principal amount of all dollar-denominated term loans outstanding under the original credit agreement on the closing date multiplied by (ii) a fraction, the numerator of which is the aggregate principal amount of dollar-denominated term B loans outstanding on August 2, 2012 (after giving effect to certain conversions to occur on or after August 2, 2012 pursuant to the amended and restated credit agreement) and the denominator of which is the aggregate principal amount of all outstanding term loans on August 2, 2012 and (y) 0.25% of the aggregate principal amount of all outstanding dollar-denominated term B-1 loans, in each case in equal calendar quarterly installments until maturity of the loan and after giving effect to the application of any prepayments. The total amount of required payments under the Company’s term loan facilities was $8.0 million for the six months ended November 30, 2014. The cash flow and asset-based revolving credit facilities and the notes do not have terms for mandatory principal paydowns.

The Company’s revolving borrowing base available under all debt facilities at November 30, 2014 was $494.8 million, which is net of the borrowing base limitations relating to the asset-based revolving credit facility and outstanding balances of $185.0 million under the asset-based revolving credit facility.

As of November 30, 2014, $62.7 million of financing fees related to the Company’s credit agreement and refinancing remain in long-term assets and continue to be amortized through interest expense over the remaining life of the credit agreement and new debt instruments.

Each of Biomet, Inc.’s existing wholly-owned domestic subsidiaries fully, unconditionally, jointly, and severally guarantee the 6.500% senior notes due 2020 on a senior unsecured basis and the 6.500% senior subordinated notes due 2020 on a senior subordinated unsecured basis, in each case to the extent such subsidiaries guarantee Biomet, Inc.’s senior secured credit facilities. LVB Acquisition, Inc. is neither an issuer nor guarantor of the notes described within this footnote.

Retirement of euro-denominated Term Loan and Repricing of U.S. dollar-denominated Term B-1 Loan

On September 10, 2013, Biomet retired €167.3 million ($221.4 million) principal amount of its euro-denominated term loan using cash on hand. On September 25, 2013, Biomet completed an $870.5 million U.S. dollar-denominated term loan offering, the proceeds of which were used to retire the remaining euro-denominated term loan principal balance of €657.7 million ($870.2 million). Concurrently with the new $870.5 million U.S. dollar-denominated term loan offering, Biomet also completed a repricing of its existing $2,111.4 million extended U.S. dollar-denominated term loan to LIBOR + 3.50%. The terms of the new term loan are consistent with the existing extended U.S. dollar-denominated term loan.

Note 8—Fair Value Measurements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value measurements are principally applied to (1) financial assets and liabilities such as marketable equity securities and debt securities, (2) investments in equity and other securities and (3) derivative instruments consisting of interest rate swaps. These items are marked-to-market at each reporting period to fair value. The information in the following paragraphs and tables primarily addresses matters relative to these financial assets and liabilities.

•	Level 1—Inputs are quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets include money market investments and marketable equity securities.

•	Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. The Company’s Level 2 assets and liabilities primarily include time deposits, interest rate swaps, pension plan assets (equity securities, debt securities and other) and foreign currency exchange contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•	Level 3—Inputs are unobservable for the asset or liability. The Company’s Level 3 assets include other equity investments. See the section below titled Level 3 Valuation Techniques for further discussion of how the Company determines fair value for investments classified as Level 3.

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis at November 30, 2014 and May 31, 2014:

	Fair Value at November 30, 2014	Fair Value Measurements Using Inputs Considered as
(in millions)		Level 1	Level 2	Level 3
Assets:
Money market funds	$124.6	$124.6	$—	$—
Time deposits	10.2	—	10.2	—
Pension plan assets	144.9	—	129.9	15.0
Foreign currency exchange contracts	6.0	—	6.0	—
Equity securities	3.4	3.2	—	0.2

Total assets	$289.1	$127.8	$146.1	$15.2

Liabilities:
Interest rate swaps	$15.5	$—	$15.5	$—
Foreign currency exchange contracts	0.4	—	0.4	—

Total liabilities	$15.9	$—	$15.9	$—

	Fair Value at May 31, 2014	Fair Value Measurements Using Inputs Considered as
(in millions)		Level 1	Level 2	Level 3
Assets:
Money market funds	$145.0	$145.0	$—	$—
Time deposits	25.8	—	25.8	—
Pension plan assets	147.5	—	132.5	15.0
Foreign currency exchange contracts	1.1	—	1.1	—
Equity securities	0.5	0.3	—	0.2

Total assets	$319.9	$145.3	$159.4	$15.2

Liabilities:
Interest rate swaps	$20.2	$—	$20.2	$—
Foreign currency exchange contracts	1.3	—	1.3	—

Total liabilities	$21.5	$—	$21.5	$—

Level 3 Valuation Techniques

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial assets also include certain investment securities for which there is limited market activity where the determination of fair value requires significant judgment or estimation. Level 3 investment securities primarily include other equity investments for which there was a decrease in the observation of market pricing. As of November 30, 2014 and May 31, 2014, these securities were valued primarily using internal cash flow valuation that incorporates transaction details such as contractual terms, maturity, timing and amount of future cash flows, as well as assumptions about liquidity and credit valuation adjustments of marketplace participants.

The estimated fair value of the Company’s long-term debt, including the current portion, at November 30, 2014 and May 31, 2014 was $5,846.9 million and $5,912.9 million, respectively, compared to carrying values of $5,714.7 million and $5,720.4 million, respectively. The fair value of the Company’s traded debt is considered Level 3 and was estimated using quoted market prices for the same or similar instruments, among other inputs. The fair value of the Company’s variable rate term debt was estimated using Bloomberg composite quotes. In determining the fair values and carrying values, the Company considers the terms of the related debt and excludes the impacts of debt discounts and interest rate swaps.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

During the three and six months ended November 30, 2014 and 2013, the Company had no significant measurements of assets or liabilities at fair value on a nonrecurring basis subsequent to their initial recognition.

Note 9—Derivative Instruments and Hedging Activities.

The Company is exposed to certain market risks relating to its ongoing business operations, including foreign currency risk, interest rate risk and commodity price risk. The Company currently manages foreign currency risk and interest rate risk through the use of derivatives.

Derivatives Designated as Hedging Instruments

Interest Rate Instruments—The Company uses interest rate swap agreements (cash flow hedges) in U.S. dollars as a means of fixing the interest rate on portions of its floating-rate debt instruments. As of November 30, 2014, the Company had a swap liability of $15.5 million, which consisted of $6.7 million short-term and $9.0 million long-term, partially offset by a $0.2 million credit valuation adjustment. As of May 31, 2014, the Company had a swap liability of $20.2 million, which consisted of $8.8 million short-term and $11.6 million long-term, partially offset by a $0.2 million credit valuation adjustment.

The table below summarizes existing swap agreements at November 30, 2014 and May 31, 2014:

(in millions)					Fair Value at	Fair Value at
Structure	Currency	Notional Amount	Effective Date	Termination Date	November 30, 2014 Asset (Liability)	May 31, 2014 Asset (Liability)
5 years	USD	$195.0	September 25, 2009	September 25, 2014	$—	$(1.7)
2 years	USD	190.0	March 25, 2013	March 25, 2015	(0.4)	(1.0)
3 years	USD	270.0	December 27, 2013	September 25, 2016	(4.7)	(5.8)
5 years	USD	350.0	September 25, 2012	September 25, 2017	(5.3)	(6.0)
5 years	USD	350.0	September 25, 2012	September 25, 2017	(5.3)	(5.9)
Credit valuation adjustment					0.2	0.2

Total interest rate instruments					$(15.5)	$(20.2)

The interest rate swaps are recorded in other accrued expenses and other long-term liabilities. As a result of cash flow hedge treatment being applied, all unrealized gains and losses related to the derivative instruments are recorded in accumulated other comprehensive income (loss). Hedge effectiveness is tested quarterly to determine if hedge treatment is still appropriate. The tables below summarize the effective portion and ineffective portion of the Company’s interest rate swaps before tax for the three and six months ended November 30, 2014 and 2013:

(in millions)	Three Months Ended		Six Months Ended
Derivatives in cash flow hedging relationship	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Interest rate swaps:
Amount of gain (loss) recognized in OCI	$(0.6)	$4.5	$4.7	$26.2
Amount of (gain) loss reclassified from accumulated OCI into interest expense (effective portion)	2.5	6.8	7.3	14.3
Amount (gain) loss recognized in other income (expense) (ineffective portion and amount excluded from effectiveness testing)	—	21.8	—	21.8

As of November 30, 2014, the effective interest rate, including the applicable lending margin, on 41.84% ($1,160.0 million) of the outstanding principal of the Company’s U.S. dollar term loan was fixed at 4.84% through the use of interest rate swaps. The remaining unhedged balances of the U.S. dollar term loans had an effective interest rate of 3.62%. As of November 30, 2014 and May 31, 2014, the Company’s effective weighted average interest rate on all outstanding debt, including the interest rate swaps, was 5.15% and 5.37%, respectively.

Derivatives Not Designated as Hedging Instruments

Foreign Currency Instruments—The Company faces transactional currency exposures that arise when it or its foreign subsidiaries enter into transactions, primarily on an intercompany basis, denominated in currencies other than their functional currency. The Company may enter into short-term forward currency exchange contracts in order to mitigate the currency exposure related to these intercompany payables and receivables arising from intercompany trade. The Company does not designate these contracts as hedges; therefore, all forward currency exchange contracts are recorded at their fair value each period, with the resulting gains and losses recorded in other (income) expense. Any foreign currency remeasurement gains or losses recognized in a period are generally offset with gains or losses on the forward currency exchange contracts. As of November 30, 2014, the fair value of the Company’s derivatives not designated as hedging instruments on a gross basis were assets of $6.0 million recorded in prepaid expenses and other, and liabilities of $0.4 million recorded in other accrued expenses. As of May 31, 2014, the fair value of the Company’s derivatives not designated as hedging instruments on a gross basis were assets of $1.1 million recorded in prepaid expenses and other, and liabilities of $1.3 million recorded in other accrued expenses.

Note 10—Accumulated Other Comprehensive Income (Loss).

Accumulated other comprehensive income (loss) includes currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments and changes in pension assets. The Company generally deems its foreign investments to be essentially permanent in nature and does not provide for taxes on currency translation adjustments arising from translating the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer permanent in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments.

Accumulated other comprehensive income (loss) and the related components, net of tax, are included in the table below:

(in millions)	Unrecognized actuarial gains (losses)	Foreign currency translation adjustments	Unrealized gain (loss) on interest rate swaps	Unrealized gain (loss) on available-for-sale securities	Accumulated other comprehensive income (loss)
May 31, 2014	$(11.0)	$62.6	$(12.3)	$—	$39.3
OCI before reclassifications	1.9	(185.5)	(1.4)	0.1	(184.9)
Reclassifications	—	—	4.6	—	4.6

November 30, 2014	$(9.1)	$(122.9)	$(9.1)	$0.1	$(141.0)

Reclassification adjustments from OCI are included in the table below:

(in millions)	Three Months Ended November 30, 2014	Three Months Ended November 30, 2013	Six Months Ended November 30, 2014	Six Months Ended November 30, 2013	Location on Statement of Operations
Interest rate swaps	$2.5	$28.6	$7.3	$36.1	Interest expense

The tax effects in other comprehensive income (loss) are included in the tables below:

	Three Months Ended November 30, 2014			Three Months Ended November 30, 2013
(in millions)	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
Unrecognized actuarial gains (losses)	$2.3	$(0.7)	$1.6	$(0.2)	$—	$(0.2)
Foreign currency translation adjustments	(152.0)	14.7	(137.3)	26.0	1.2	27.2
Unrealized gain (loss) on interest rate swaps	(2.7)	0.7	(2.0)	(18.1)	9.1	(9.0)
Reclassifications on interest rate swaps	2.5	(0.9)	1.6	28.6	(10.8)	17.8
Unrealized gain (loss) on available-for-sale securities	—	—	—	2.7	(1.4)	1.3

Other comprehensive income (loss)	$(149.9)	$13.8	$(136.1)	$39.0	$(1.9)	$37.1

	Six Months Ended November 30, 2014			Six Months Ended November 30, 2013
(in millions)	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
Unrecognized actuarial gains (losses)	$2.7	$(0.8)	$1.9	$—	$—	$—
Foreign currency translation adjustments	(203.8)	18.3	(185.5)	18.2	13.5	31.7
Unrealized gain (loss) on interest rate swaps	(5.7)	4.3	(1.4)	(9.4)	9.3	(0.1)
Reclassifications on interest rate swaps	7.3	(2.7)	4.6	36.1	(13.7)	22.4
Unrealized gain (loss) on available-for-sale securities	0.1	—	0.1	2.7	(1.4)	1.3

Other comprehensive income (loss)	$(199.4)	$19.1	$(180.3)	$47.6	$7.7	$55.3

Note 11—Share-based Compensation and Stock Plans.

The Company expenses all share-based payments to employees and non-employee distributors, including stock options, leveraged share awards and restricted stock units (“RSUs”), based on the grant date fair value over the required award service period using the graded vesting attribution method. As the Company’s common stock is not currently traded on a national securities exchange, the fair market value of the Company’s common shares is determined by the Compensation Committee. For awards with a performance vesting condition, the Company recognizes expense when the performance condition is considered probable to occur. Share-based compensation expense recognized was $4.8 million and $4.5 million for the three months ended November 30, 2014 and 2013, respectively, and $8.4 million and $9.2 million for the six months ended November 30, 2014 and 2013, respectively.

On March 27, 2013, the Compensation Committee of LVB approved and adopted an Amended LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan. The amendment permits certain participants in the Plan to be eligible to elect to receive a cash award with respect to their vested time-based RSUs subject to certain conditions, including the satisfaction of certain Company performance thresholds with respect to Adjusted EBITDA and unlevered free cash flow. To the extent the Company performance conditions have been satisfied for the applicable fiscal year, eligible participants will be entitled to elect to receive a cash award based on the fair market value of the Parent’s common stock on the first day of the applicable election period, payable in three installments over a two-year period, with respect to their vested time-based RSUs and such vested time-based RSU will be forfeited upon such election. Payment of the cash award is subject to the participants’ continued employment through the payment date (other than with respect to a termination by the Company without cause).

Note 12—Income Taxes.

The Company applies guidance issued by the Financial Accounting Standards Board for uncertainty in income taxes. The Company records the liability for unrecognized tax positions as a long-term liability.

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Canada, China, France, Germany, Japan, Luxembourg, the Netherlands, Spain, the United Kingdom and the United States. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Company is no longer subject to U.S. federal income tax examinations for the fiscal years prior to and including the year ended May 31, 2010.

The Company regularly reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements. As of November 30, 2014, the Company does not anticipate a significant change in its worldwide gross liabilities for unrecognized tax benefits within the succeeding twelve months.

The Company’s effective income tax rate was 3.6% and 2.7% for the three and six months ended November 30, 2014, compared to (16.7)% and (233.3)% for the three and six months ended November 30, 2013. Primary factors in determining the effective tax rates include the mix of various jurisdictions in which profits are projected to be earned and taxed, as well as assertions regarding the expected repatriation of earnings of the Company’s foreign operations. Fluctuations in effective tax rates between comparable periods also reflect the discrete tax benefit or expense of items in continuing operations that represent tax effects not attributable to current-year ordinary income. Discrete items, consisting primarily of changes in deferred taxes due to state and international reorganizations, release of valuation allowance on state net operating loss carryforwards and the prospective reduction of the United Kingdom statutory corporate tax rate enacted in July 2013, decreased the quarterly income tax provision by ($26.1) million, or (242.1)%, in the six months ended November 30, 2013.

Note 13—Segment Reporting.

The Company operates in one reportable segment, musculoskeletal products, which includes the designing, manufacturing and marketing of knees; hips; sports, extremities and trauma (“S.E.T.”); spine, bone healing and microfixation; dental; and cement, biologics and other products. Other products consist primarily of general instruments and operating room supplies. The Company operates in various geographies. These geographic markets are comprised of the United States, Europe and International. Major markets included in the International geographic market are Canada, Latin America and the Asia Pacific region.

Net sales by product category for the three and six months ended November 30, 2014 and 2013 were as follows:

	Three Months Ended		Six Months Ended
(in millions)	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Net sales by product:
Knees	$264.3	$264.0	$499.0	$489.1
Hips	168.0	167.7	323.3	317.4
S.E.T.	160.6	160.3	315.1	309.8
Spine, Bone Healing and Microfixation	124.5	104.9	247.3	206.5
Dental	67.6	70.5	121.3	124.4
Cement, Biologics and Other	58.6	58.3	112.4	109.2

Total	$843.6	$825.7	$1,618.4	$1,556.4

Net sales by geography for the three and six months ended November 30, 2014 and 2013 were as follows:

	Three Months Ended		Six Months Ended
(in millions)	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Net sales by geography:
United States	$512.4	$493.1	$1,007.5	$963.0
Europe	206.1	211.8	367.4	363.3
International(1)	125.1	120.8	243.5	230.1

Total	$843.6	$825.7	$1,618.4	$1,556.4

(1)	International primarily includes Canada, Latin America and the Asia Pacific region.

Long-term assets by geography as of November 30, 2014, May 31, 2014 and 2013 were as follows:

(in millions)	November 30, 2014	May 31, 2014	May 31, 2013
Long-term assets(1) by geography:
United States	$419.3	$396.9	$336.8
Europe	173.4	241.4	255.7
International	127.3	77.7	72.7

Total	$720.0	$716.0	$665.2

(1)	Defined as property, plant and equipment.

Note 14—Restructuring.

The Company recorded $3.2 million and $5.9 million in short-term restructuring costs during the three months ended November 30, 2014 and 2013, respectively, and $5.0 million and $12.2 million during the six months ended November 30, 2014 and 2013, respectively. During fiscal year 2014 the expense is employee severance costs, with fiscal year 2015 including both employee severance costs and plant closure costs. The expense resulted primarily from the planned closures of the Swindon, United Kingdom manufacturing facility and the Le Locle, Switzerland manufacturing facility. These restructuring charges were recorded within cost of sales, selling, general and administrative expense, and research and development expense and other accrued expenses. A summary of the severance and benefit costs in the periods presented is as follows:

(in millions)	Restructuring Costs
Restructuring Accrual:
Balance at May 31, 2014	$42.5
Costs incurred and charged to expense	1.8
Costs paid or otherwise settled	(21.0)
Non-cash adjustments(1)	(0.2)

Balance at August 31, 2014	23.1

Costs incurred and charged to expense	3.2
Costs paid or otherwise settled	(2.5)
Non-cash adjustments(1)	—

Balance at November 30, 2014	$23.8

(1)	Primarily related to foreign currency fluctuations.

(in millions)	Restructuring Costs
Restructuring Accrual:
Balance at May 31, 2013	$8.9
Costs incurred and charged to expense	6.3
Costs paid or otherwise settled	(5.3)
Non-cash adjustments(1)	0.7

Balance at August 31, 2013	10.6

Costs incurred and charged to expense	5.9
Costs paid or otherwise settled	(3.9)
Non-cash adjustments(1)	0.8

Balance at November 30, 2013	$13.4

(1)	Primarily related to foreign currency fluctuations.

Note 15—Contingencies.

The Company is involved in various proceedings, legal actions and claims arising in the normal course of business, including proceedings related to product liability, governmental investigations, intellectual property, commercial litigation and other matters. The outcomes of these matters will generally not be known for an extended period of time. In certain of the legal proceedings, the claimants seek damages, as well as other compensatory relief, which could result in the payment of significant claims and settlements. For legal matters for which management has sufficient information to reasonably estimate the Company’s future obligations, a liability representing management’s best estimate of the probable cost, or the minimum of the range of probable losses when a best estimate within the range is not known, for the resolution of these legal matters is recorded. The estimates are based on consultation with legal counsel, previous settlement experience and settlement strategies. The Company’s accrual for contingencies, except for claims associated with metal-on-metal hip products, was $33.1 million and $39.1 million at November 30, 2014 and May 31, 2014, respectively, and primarily relate to certain product liability claims described below.

Other than the claims associated with metal-on-metal hips and certain product liability claims, for which the estimated loss is included in the accrual amounts disclosed within this footnote, the relatively early stages of the other governmental investigations and other claims described below, and the complexities involved in these matters, the Company is unable to estimate a possible loss or range of possible loss for such matters until the Company knows, among other factors, (i) what claims, if any will survive dispositive motion practice, (ii) the extent of the claims, including the size of any potential class, particularly when damages are not specified or are indeterminate, (iii) how the discovery process will affect the litigation, (iv) the settlement posture of the other parties to the litigation and (v) any other factors that may have a material effect on the litigation.

U.S. Department of Justice EBI Products Investigations and Other Matters

In June 2013, Biomet received a subpoena from the U.S. Attorney’s Office for the District of New Jersey requesting various documents relating to the fitting of custom-fabricated or custom-fitted orthoses, or bracing, to patients in New Jersey, Texas and Washington. The Company has produced responsive documents and is fully cooperating with the request of the U.S. Attorney’s Office. The Company can make no assurances as to the time or resources that will be needed to devote to this inquiry or its final outcome.

In February 2010, Biomet received a subpoena from the Office of the Inspector General of the U.S. Department of Health and Human Services requesting various documents relating to agreements or arrangements between physicians and the Company’s Interpore Cross subsidiary for the period from 1999 through the present and the marketing and sales activities associated with Interpore Cross’s spinal products. Biomet is cooperating with the request of the Office of the Inspector General. The Company can make no assurances as to the time or resources that will be needed to devote to this inquiry or its final outcome.

In April 2009, Biomet received an administrative subpoena from the U.S. Attorney’s Office for the District of Massachusetts requesting various documents relating primarily to the Medicare reimbursement of and certain business practices related to the Company’s EBI subsidiary’s non-invasive bone growth stimulators. It is the Company’s understanding that competitors in the non-invasive bone growth stimulation market received similar subpoenas. The Company received subsequent subpoenas in connection with the investigation in September 2009, June 2010, February 2011 and March 2012, along with several informal requests for information. Biomet has produced responsive documents and is fully cooperating in the investigation. Biomet entered into a civil settlement agreement with the federal government on June 27, 2014 that resolved this matter.

In April 2009, the Company became aware of a qui tam complaint alleging violations of the federal and various state False Claims Acts filed in the U.S. District Court for the District of Massachusetts, where it is currently pending. Biomet, Parent, and several of the Company’s competitors in the non-invasive bone growth stimulation market were named as defendants in this action. The allegations in the complaint are similar in nature to certain categories of requested documents in the above-referenced administrative subpoenas. The U.S. government has not intervened in the action. The Company is vigorously defending this matter and intends to continue to do so. The Company can make no assurances as to the time or resources that will be needed to devote to this investigation or its final outcome.

U.S. Department of Justice Civil Division Investigation

In September 2010, Biomet received a Civil Investigative Demand (“CID”) issued by the U.S. Department of Justice—Civil Division pursuant to the False Claims Act. The CID requests that the Company provide documents and testimony related to allegations that Biomet, OtisMed Corporation and Stryker Corp. have violated the False Claims Act relating to the marketing of, and payment submissions for, OtisMed’s OtisKnee (a trademark of OtisMed Corporation) knee replacement system.

On December 8, 2014, the United States District Court for the District of New Jersey issued its Notice of Election to Decline to Intervene against Biomet and Biomet Orthopedics, LLC in U.S. v. Otismed Corp. The Notice indicates that the United States and the relator intend to file a Joint Stipulation of Dismissal as to the Biomet entities and the United States intends to dismiss these defendants without prejudice while the relator intends to dismiss the entities with prejudice.

U.S. Securities and Exchange Commission Investigation

On September 25, 2007, the Company received a letter from the SEC informing the Company that it was conducting an informal investigation regarding possible violations of the Foreign Corrupt Practices Act, or FCPA, in the marketing and sale of medical devices in certain foreign countries by companies in the medical devices industry. The FCPA prohibits domestic concerns, including U.S. companies and their officers, directors, employees, shareholders acting on their behalf and agents, from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining an improper advantage. This law also requires issuers of publicly registered securities to maintain records which fairly and accurately reflect transactions and to maintain an adequate system of internal controls. In many countries, hospitals and clinics are government-owned and, therefore, healthcare professionals employed by such hospitals and clinics, with whom the Company regularly interacts, may meet the definition of a foreign official for purposes of the FCPA. On November 9, 2007, the Company received a letter from the DOJ requesting that any information provided to the SEC also be provided to the DOJ on a voluntary basis.

On March 26, 2012, the Company resolved the DOJ’s and SEC’s investigations by entering into a Deferred Prosecution Agreement, referred to as a “DPA” in this consent solicitation statement/prospectus, with the DOJ and a Consent to Final Judgment, referred to as the “Consent” in this consent solicitation statement/prospectus, with the SEC. Pursuant to the DPA, the DOJ agreed to defer prosecution of the Company in connection with this matter, provided that the Company satisfies its obligations under the agreement over the term of the DPA. The DPA has a three-year term but provides that it may be extended in the sole discretion of the DOJ for an additional year. The DOJ further agreed to not continue its prosecution and to seek to dismiss its indictment should Biomet satisfy its obligations under the agreement over the term of the DPA.

In addition, pursuant to the terms of the DPA, an independent external compliance monitor was appointed to review the Company’s compliance with the DPA, particularly in relation to the Company’s international sales practices, for at least the first 18 months of the term of the DPA. The monitor has divided his review into two phases. The first phase consisted of the monitor familiarizing himself with the Company’s global compliance program, assessing the effectiveness of the program and making recommendations for enhancement of the Company’s compliance program based on that review. The second phase commenced in June 2013 and consists of the monitor testing implementation of his recommended enhancements to the Company’s compliance program. The monitor recently identified that certain of the Company’s compliance enhancements have been implemented too recently to be satisfactorily tested, and the Company continues to work with the monitor to allow for such transactional testing. The Consent the Company entered into with the SEC mirrors the DPA’s provisions with respect to the compliance monitor. Compliance with the DPA requires substantial cooperation of the Company’s employees, distributors and sales agents and the healthcare professionals with whom they interact. These efforts not only involve expense, but also require management and other key employees to focus extensively on these matters.

The Company agreed to pay a monetary penalty of $17.3 million to resolve the charges brought by the DOJ. The terms of the DPA and the associated monetary penalty reflect Biomet’s full cooperation throughout the investigation. The Company further agreed in its Consent to disgorge profits and pay prejudgment interest in the aggregate amount of $5.6 million.

In October 2013, the Company became aware of certain alleged improprieties regarding its operations in Brazil and Mexico. The Company retained counsel and other experts to investigate both matters. Based on the results of its ongoing investigations, the Company has terminated, suspended or otherwise disciplined certain of the employees and executives involved in these matters, and has taken certain other remedial measures. Additionally, pursuant to the terms of the DPA, in April 2014, May 2014, July 2014, October 2014, and again in November 2014, the Company discussed matters raised by the investigations with the independent compliance monitor, DOJ and SEC.

On July 2, 2014, the SEC issued a subpoena to the Company requiring that the Company produce certain documents relating to such matters. Moreover, pursuant to the DPA, the DOJ has sole discretion to determine whether conduct by the Company constitutes a violation or breach of the DPA. If the DOJ determines that the conduct underlying these investigations constitutes a violation or breach of the DPA, the DOJ could, among other things, extend or revoke the DPA or prosecute the Company and/or the involved employees and executives. The Company continues to cooperate with the SEC and DOJ and expects that discussions with the SEC and the DOJ will continue.

From time to time, the Company is, and may continue to be, the subject of additional investigations. If, as a result of the investigations described above or any additional investigations, the Company is found to have violated one or more applicable laws, the Company’s business, financial condition, results of operations and cash flows could be materially adversely affected. If some of the Company’s existing business practices are challenged as unlawful, the Company may have to modify those practices, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Product Liability

The Company has received claims for personal injury associated with its metal-on-metal hip products. The Company’s accrual for contingencies for claims associated with metal-on-metal hip products at November 30, 2014 and May 31, 2014 is $100.0 million and $123.5 million, respectively. The pre-trial management of certain of these claims has been consolidated in a multi-district proceeding in a federal court in South Bend, Indiana. Certain other claims are pending in various state courts. The Company believes the number of claims continues to increase incrementally due to the negative publicity regarding metal-on-metal hip products generally. The Company believes it has data that supports the efficacy and safety of its metal-on-metal hip products, and the Company intends to vigorously defend itself in these matters. The Company currently accounts for these claims in accordance with its standard product liability accrual methodology on a case by case basis. Given the substantial or indeterminate amounts sought in these matters, and the inherent unpredictability of such matters, an adverse outcome in these matters in excess of the amounts included in the Company’s accrual for contingencies could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

The Company accrues anticipated costs of settlement, damages, and loss of product liability claims based on historical experience or to the extent specific losses are probable and estimable. If the estimate of a probable loss is in a range and no amount within the range is more likely, the Company accrues the minimum amount of the range. Such estimates and any subsequent changes in estimates may result in adjustments to the Company’s operating results in the future. The Company has self-insured reserves against product liability claims with insurance coverage above the retention limits. There are various other claims, lawsuits and disputes with third parties, investigations and pending actions involving various allegations against it. Product liability claims are routinely reviewed by the Company’s insurance carriers and management routinely reviews all claims for purposes of establishing ultimate loss estimates.

As of December 31, 2014, the Company is a defendant in 2,033 product liability lawsuits relating to metal-on-metal hip implants. The majority of these cases involve the M2a-Magnum hip system. The cases are venued in various state and federal courts. 1,938 of the cases are currently consolidated in one federal multi-district proceeding in the U.S. District Court for the Northern District of Indiana. The Company has seen a decrease in the number of claims filed since the last date to participate in the settlement reached in the multi-district litigation involving the Company’s metal-on-metal hip systems expired in April 2014. To date, more than 479 metal-on-metal cases against the Company have been dismissed without prejudice.

On February 3, 2014, the Company announced the settlement of the Multi-District Litigation entitled MDL 2,391 – In Re: Biomet M2a Magnum Hip Implant Product Liability Litigation. Lawsuits filed in the MDL by April 15, 2014 may participate in the settlement. The Company continues to evaluate the inventory of lawsuits in the MDL pursuant to the categories and procedures set forth in the settlement agreement. The final amount of payments under the settlement is uncertain. The settlement does not affect certain other claims relating to the Company’s metal-on-metal hip products that are pending in various state courts, or other claims that may be filed in the future.

The Company paid $50.0 million and $25.0 million on September 26, 2014 and December 19, 2014, respectively, into a court ordered escrow account to fund certain payments of settlements set forth in the Settlement Agreement. The first of these payments exhausted the remainder of the self insured retention in the Company’s insurance program, which is $50.0 million. The Company is pursuing insurance claims for reimbursement for the amount in excess of the self insured retention. The Company maintains $100.0 million of third-party insurance coverage. The Company’s insurance carriers have been placed on notice of the claims associated with metal-on-metal hip products that are subject to the settlement and have been placed on notice of the terms of the settlement. As is customary in these situations, certain of the Company’s insurance carriers have reserved all rights under their respective policies. The Company continues to believe its contracts with the insurance carriers are enforceable for these claims and the settlement agreement. The Company continues to cooperate with its insurers’ requests in order to secure coverage for these claims. The Company has received a commitment from certain of its insurers to reimburse up to $75.0 million of expenses and settlement costs related to the metal-on-metal hip claims. During the three months ended November 30, 2014, the Company has received approximately $26.7 million in reimbursement from certain of its insurance carriers related to the metal-on-metal hip claims. The Company would be responsible for any amounts that its insurance carriers do not cover or for the amount by which ultimate losses exceed the amount of the Company’s third-party insurance coverage. As of November 30, 2014, a receivable of $48.3 million has been recorded. The Company is currently assessing any potential receivables to be recorded for additional recoveries from the insurance carriers.

Future revisions in the Company’s estimates of these provisions could materially impact its results of operations and financial position. The Company uses the best information available to determine the level of accrued product liabilities, and the Company believes its accruals are adequate.

Intellectual Property Litigation

On May 3, 2013, Bonutti Skeletal Innovations LLC, a company formed to hold certain patents acquired from Dr. Peter M. Bonutti and an affiliate of patent licensing firm Acacia Research Group LLC, filed suit against us in the U.S. District Court for the Eastern District of Texas, alleging a failure to pay royalties due under a license agreement with Dr. Bonutti, misuse of confidential information and infringement of U.S. Patent Nos. 5,921,986; 6,099,531; 6,423,063; 6,638,279; 6,702,821; 7,070,557; 7,087,073; 7,104,996; 7,708,740; 7,806,896; 7,806,897; 7,828,852; 7,931,690; 8,133,229; and 8,147,514. Prior to the filing of this lawsuit, on March 8, 2013, the Company filed a complaint for declaratory judgment with the U.S. District Court for the Northern District of Indiana seeking a judgment of non-infringement and invalidity of the patents at issue, and Acacia Research Group LLC entered counterclaims of infringement seeking damages in an amount yet to be determined and injunctive relief. On September 17, 2013, the May 3, 2013 case filed in the Eastern District of Texas was dismissed. On March 31, 2014, the Company entered into a Settlement and License Agreement with Bonutti Skeletal Innovations LLC settling all claims related to U.S. Patents 5,921,986, 6,638,279, 7,070,557, 7,087,073, and 8,147,514 for a one-time payment, and on June 25, 2014, the U.S. District Court for the Northern District of Indiana issued an order dismissing the claims related to these patents with prejudice. The U.S. District Court for the Northern District of Indiana held a Markman hearing on September 24, 2014. The Court has not yet ruled on the arguments presented. The Company is vigorously defending this matter and believes that its defenses against infringement for the patents remaining in the suit are valid and meritorious. The Company can make no assurances as to the time or resources that will be needed to devote to this litigation or its final outcome.

In December 2008, Heraeus Kulzer GmbH (“Heraeus”), initiated legal proceedings in Germany against Biomet, Biomet Europe BV and certain other subsidiaries of Biomet, alleging that Biomet and Biomet Europe BV misappropriated Heraeus trade secrets when developing Biomet Europe’s Refobacin and Biomet Bone Cement line of cements, which are referred to as European Cements. The lawsuit sought to preclude the defendants from producing, marketing and offering for sale their current line of European Cements and to compensate Heraeus for any damages incurred (alleged to be in excess of €30.0 million). On December 20, 2012, the trial court dismissed Biomet, Biomet Europe BV, Biomet Deutschland GmbH and other defendants from the lawsuit. Biomet Orthopaedics Switzerland GmbH was the only Biomet entity remaining as a defendant.

Following an appeal by Heraeus (which, in the meantime, has assigned its claim to its affiliate Heraeus Medical GmbH-Heraeus and Heraeus Medical GmbH collectively referred to as “Heraeus” hereafter), on June 5, 2014, the German appeals court (i) enjoined Biomet, Biomet Europe BV and Biomet Deutschland GmbH from manufacturing, selling or offering the European Cements to the extent they contain certain raw materials in particular specifications; (ii) held the defendants jointly and severally liable to Heraeus for any damages from the sale of European Cements since 2005 and (iii) ruled that no further review may be sought. Damages have not been determined. The judgment is not final and the defendants will seek review (including review of the appeals court ruling that no further review may be sought) from Germany’s Supreme Court. The defendants issued a bank guaranty in favor of Heraeus for €11.25 million in order to stay the judgment. During the pendency of the stay, the defendants were entitled to continue the manufacture, marketing, sale and offering of European Cements in their current composition. On July 3, 2014, Heraeus offered counter security and which allowed Heraeus to terminate the stay and execute the judgment at any time. On August 21, 2014, Heraeus notified the Biomet Group that it would execute the judgment effective as of August 22, 2014. As a result, Biomet Europe BV and Biomet Deutschland GmbH are enjoined from the manufacture, marketing, sale and offering of European Cements in Germany. While Heraeus has indicated that it intends to take the position that the judgment would prohibit the manufacture, marketing, sale and offering of European Cements outside of Germany as well, Biomet, Biomet Europe BV and Biomet Deutschland GmbH will vigorously contest any attempt to extend the effect of the judgment beyond Germany. Biomet, Biomet Europe BV and Biomet Deutschland thus filed a declaratory action in Germany on August 3, 2014 to have the court determine the reach of the appeals court decision. On September 11, 2014 Heraeus filed a motion to have a penalty imposed on Biomet Deutschland and Biomet Europe BV based on continued sales of the European cements outside of Germany. Following a formal request by Biomet, on September 18, 2014, Heraeus returned Biomet’s portion of the bank guaranty to the extent it had been matched by Heraeus in July.

No prediction can be made as to the likelihood of review being granted by Germany’s Supreme Court nor can any assurance be made as to the time or resources that will be needed to devote to this litigation or its final outcome.

On September 8, 2014, Heraeus Medical GmbH (“Heraeus Medical”) filed a complaint against a Biomet supplier, Esschem, Inc. (“Esschem”) in the United States District Court for the Eastern District of Pennsylvania. The lawsuit contains allegations that focus on two copolymer compounds that Esschem sells to Biomet which, in turn, incorporates the subject copolymers into certain bone cement products that compete with Heraeus’ bone cement products. The complaint alleges that Biomet helped Esschem to develop these copolymers, using Heraeus trade secrets that Biomet allegedly misappropriated. The complaint asserts a claim under the Pennsylvania Trade Secrets Act, as well as other various common law tort claims-all based upon the same trade secret misappropriation theory. Heraeus is seeking to enjoin Esschem from supplying the copolymers to any third party and actual damages in an unspecified amount. The complaint also seeks punitive damages, costs, and attorneys’ fees. Other than the filing of the complaint, there has been no other activity in the case yet. If Esschem is enjoined, Biomet may not be able to obtain the copolymers from another supplier and as a result may not be able to continue to manufacture the subject bone cement products. Although Heraeus has not named Biomet as a party to this lawsuit, Biomet has agreed, at Esschem’s request and subject to certain limitations, to indemnify Esschem for any liability, damages and legal costs related to this matter. On September 29, 2014, the Court held a hearing on Heraeus’s Motion for a Temporary Restraining Order. On November 3, 2014, the court entered an order denying Heraeus’s Motion for a Temporary Restraining Order.

Other Matters

There are various other claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against the Company incident to the operation of its business, principally product liability and intellectual property cases. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company accrues for losses that are deemed to be probable and subject to reasonable estimate.

Based on the advice of the Company’s counsel in these matters, the Company believes that it is unlikely that the resolution of any of these matters and any liabilities in excess of amounts provided will be material to the Company’s financial position, results of operations or cash flows.

Note 16—Related Parties.

Transactions with the Principal Stockholders

On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company , which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “2007 Merger Agreement.” Pursuant to the 2007 Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”) without interest and less any required withholding taxes. The Offer was made pursuant to Purchaser’s offer to purchase dated June 13, 2007 and the related letter of transmittal, each of which was filed with the SEC on June 13, 2007. In connection with the Offer, Purchaser entered into a credit agreement dated as of July 11, 2007 for a $6,165.0 million senior secured term loan facility (the “Tender Facility”), maturing on June 6, 2008, and pursuant to which it borrowed approximately $4,181.0 million to finance a portion of the Offer and pay related fees and expenses. The Offer expired at midnight, New York City time, on July 11, 2007, with approximately 82% of the outstanding Shares having been tendered to Purchaser. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of Biomet, Inc.’s shareholders voted to approve the proposed merger, and Parent acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company (the “2007 Merger”). Subsequent to the acquisition, Biomet, Inc. became a subsidiary of Parent. Approximately 97% of the outstanding shares of Parent common stock are owned by LVB Acquisition Holding, LLC, or “Holdings”, an entity controlled collectively by a consortium of private equity funds affiliated with The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., and TPG Global, LLC (each a “Principal Stockholder” and collectively, the “Principal Stockholders”), and certain investors who agreed to co-invest with the Principal Stockholders, or (the “Co-Investors”). These transactions, including the 2007 Merger and the Company’s payment of any fees and expenses related to these transactions, are referred to collectively as the “2007 Acquisition.”

Management Services Agreement

Upon completion of the 2007 Acquisition, Biomet entered into a management services agreement with certain affiliates of the Principal Stockholders, pursuant to which such affiliates of the Principal Stockholders or their successors assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to the Company. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the 2007 Acquisition for the services rendered by such entities related to the 2007 Acquisition upon entering into the agreement, and the Principal Stockholders receive an annual monitoring fee equal to 1% of the Company’s annual Adjusted EBITDA (as defined in the credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the 2007 Acquisition. The Company is required to pay the Principal Stockholders the monitoring fee on a quarterly basis in arrears. The total amount of Principal Stockholder fees was $3.1 million and $3.0 million for the three months ended November 30, 2014 and 2013, respectively, and $5.7 million and $5.4 million for the six months ended November 30, 2014 and 2013, respectively. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates. The Company is also required by the management services agreement to pay certain subsequent fees for advice rendered in connection with financings or refinancings (equity or debt), acquisitions, dispositions, spin-offs, split-offs, dividends, recapitalizations, an initial underwritten public offering and change of control transactions involving the Company. Upon completion of the Zimmer Merger, which represents a change in control, the Company expects to pay a one-time fee to affiliates of its Principal Stockholders in the amount of $88.0 million.

Amended and Restated Limited Liability Company Operating Agreement of Holdings

On September 27, 2007, certain investment funds associated with or designated by the Principal Stockholders, or the Principal Stockholder Funds, entered into an amended and restated limited liability company operating agreement, or the “LLC Agreement,” in respect of Holdings. The LLC Agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and has nominated, two directors to Biomet’s and LVB’s Board of Directors and also is entitled to appoint one non-voting observer to Biomet’s and LVB’s Board of Directors for so long as such Principal Stockholder remains a member of Holdings. In addition to their right to appoint non-voting observers to Biomet’s and LVB’s Board of Directors, certain of the Principal Stockholder Funds have certain other management rights to the extent that any such Principal Stockholder Fund is required to operate as a “venture capital operating company” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations. Each Principal Stockholder’s right to nominate directors is freely assignable to funds affiliated with such Principal Stockholder, and is assignable to non-affiliates of such Principal Stockholder only if the assigning Principal Stockholder transfers its entire interest in Holdings not previously transferred and only with the prior written consent of the Principal Stockholders holding at least 70% of the membership interests in Holdings, or “requisite Principal Stockholder consent”. In addition to their rights under the LLC Agreement, the Principal Stockholders may also appoint one or more persons unaffiliated with any of the Principal Stockholders to the Board of Directors. Following Purchaser’s purchase of the Shares tendered in the Offer, the Principal Stockholders jointly appointed Dane A. Miller, Ph.D. to the Board of Directors in addition to the two directors appointed by each of the Principal Stockholders. In addition, as provided under the LLC Agreement, Jeffrey R. Binder, the CEO of Biomet serves on Biomet’s and LVB’s Board of Directors.

Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Board of Directors require the approval of a majority of the directors designated by the Principal Stockholders. In addition, the LLC Agreement provides that certain major decisions regarding the Company or its parent companies require the requisite Principal Stockholder consent.

The LLC Agreement includes certain customary agreements with respect to restrictions on the issuance or transfer of interests in Biomet and LVB, including preemptive rights, tag-along rights and drag-along rights.

The Co-Investors have also been admitted as members of Holdings, both directly and through Principal Stockholder-controlled investment vehicles. Although the Co-Investors are therefore parties to the LLC Agreement, they have no rights with respect to the election of Biomet’s or LVB’s directors or the approval of its corporate actions.

The Principal Stockholders have also caused Holdings and Parent to enter into an agreement with the Company obligating the Company and Parent to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting the Company and Parent from taking any actions that would be inconsistent with such provisions of the LLC Agreement.

Registration Rights Agreement

The Principal Stockholder Funds and the Co-Investors also entered into a registration rights agreement with Holdings, LVB and Biomet upon the closing of the 2007 Acquisition. Pursuant to this agreement, the Principal Stockholder Funds have the power to cause Holdings, LVB and Biomet to register their, the Co-Investors’ and certain other persons’ equity interests under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Principal Stockholder Funds and the Co-Investors to participate in any future registration of equity interests under the Securities Act that Holdings, LVB or Biomet may undertake. Certain trusts associated with Dr. Dane A. Miller, Ph.D., one of our directors, are also parties to the registration rights agreement and benefit from its provisions.

On August 8, 2012 and October 2, 2012, Goldman, Sachs & Co. and the other initial purchasers of the new senior notes and new senior subordinated notes entered into registration rights agreements with Biomet. Pursuant to these agreements, Biomet is obligated, for the sole benefit of Goldman, Sachs & Co. in connection with its market-making activities with respect to the new senior notes and new senior subordinated notes, to file a registration statement under the Securities Act in a form approved by Goldman, Sachs & Co. and to keep such registration statement continually effective for so long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with transactions in senior and senior subordinated notes due 2020 and to supplement or make amendments to such registration statement as when required by the rules and regulations applicable to such registration statement.

Management Stockholders’ Agreements

On September 13, 2007 and November 6, 2007, Holdings, LVB and the Principal Stockholder Funds entered into stockholders agreements with certain of the Company’s senior executives and other management stockholders. Pursuant to the terms of the LVB Acquisition, Inc. Management Equity Incentive Plan, LVB Acquisition, Inc. Restricted Stock Unit Plan and LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, participants who exercise their vested options or settle their vested restricted stock units are required to become parties to the agreement dated November 6, 2007. The stockholder agreements contain agreements among the parties with respect to restrictions on the transfer and issuance of shares, including preemptive, drag-along, tag-along, and call/put rights.

Agreements with Dr. Dane A. Miller, Ph.D.

On January 14, 2010, Biomet entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to extend the term of the agreement through the earlier of September 1, 2014, an initial public offering or a change of control. On April 22, 2014, Biomet entered into a third amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to pay him, upon a termination of his consulting agreement, consulting fees owed to date and a termination fee of $2 million upon the earlier of a change in control or an initial public offering, provided such event occurs prior to January 1, 2016. Dr. Miller received payments under the consulting agreement of $0.1 million and $0.1 million during the three and six months ended November 30, 2014, respectively, $0.1 million during the six months ended November 30, 2013, with no payments during the three months ended November 30, 2013.

In addition, on April 25, 2008, Holdings, LVB and two trusts associated with Dr. Miller, the Dane Miller Trust and the Mary Louise Miller Trust, entered into a stockholders agreement. Certain additional trusts associated with Dr. Miller have since become party to that stockholders agreement. The stockholder agreement contains agreements among the parties with respect to restriction on transfer of shares, including rights of first offer, drag-along and tag-along rights.

Indemnification Priority Agreement

On January 11, 2010, Biomet and LVB entered into an indemnification priority agreement with the Principal Stockholders (or certain affiliates designated by the Principal Stockholders) pursuant to which Biomet and LVB clarified certain matters regarding the existing indemnification and advancement of expenses rights provided by Biomet and LVB pursuant to their respective charters and the management services agreement described above. In particular, pursuant to the terms of the indemnification agreement, Biomet acknowledged that as among Biomet, LVB and the Principal Stockholders and their respective affiliates, the obligation to indemnify or advance expenses to any director appointed by any of the Principal Stockholders will be payable in the following priority: Biomet will be the primary source of indemnification and advancement; LVB will be the secondary source of indemnification and advancement; and any obligation of a Principal Stockholder-affiliated indemnitor to indemnify or advance expenses to such director will be tertiary to Biomet’s and, then, LVB obligations. In the event that either Biomet or LVB fails to indemnify or advance expenses to any such director in contravention of its obligations, and any Principal Stockholder-affiliated indemnitor makes any indemnification payment or advancement of expenses to such director on account of such unpaid liability, such Principal Stockholder-affiliated indemnitor will be subrogated to the rights of such director under any such Biomet or LVB indemnification agreement.

Equity Healthcare

Effective January 1, 2009, Biomet entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to the Company, the Company pays Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of November 30, 2014, the Company had approximately 3,200 employees enrolled in its health benefit plans in the United States.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by the Company; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to the Company at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

There were payments of $0.1 million and $0.1 million for the three and six months ended November 30, 2013, respectively, with no payments made during the three or six months ended November 30, 2014.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2007, Biomet entered into a 5-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as the Company’s exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. Effective June 1, 2012, Biomet entered into an amendment to extend the term of the Participation Agreement with CPG. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, the Company must purchase 80% of the requirements of its participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including the Company), CPG receives a commission from the vendors in respect of such purchases. The total amount of fees paid to CPG were $0.1 million and $0.2 million for the three months ended November 30, 2014 and 2013, respectively, and $0.1 million and $0.5 million for the six months ended November 30, 2014 and 2013, respectively.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating Biomet’s participation in CPG and monitoring the services CPG provides to the Company, CPG remits a portion of the commissions received from vendors in respect of the Company’s purchases under the Participation Agreement to an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

Other

Biomet currently holds interest rate swaps with Goldman Sachs. As part of this relationship, the Company receives information from Goldman Sachs that allows it to perform effectiveness testing on a monthly basis.

Biomet may from time to time, depending upon market conditions, seek to purchase debt securities issued by Biomet or its subsidiaries in open market or privately negotiated transactions or by other means. Biomet understands that its indirect controlling stockholders may from time to time also seek to purchase debt securities issued by the Company or its subsidiaries in open market or privately negotiated transactions or by other means.

Capital Contributions and Share Repurchases

At the direction of LVB, Biomet may fund the repurchase of common shares of its parent company, from former employees pursuant to the LVB Acquisition, Inc. management Stockholders’ Agreement. There were no repurchases during the three or six months ended November 30, 2014 and 2013. There were no additional contributions for the three or six months ended November 30, 2014 and 2013.